Filed pursuant to Rule 433

August 13, 2012

Relating to

Preliminary Prospectus Supplement dated August 13, 2012 to

Prospectus dated September 29, 2010

Registration Statement No. 333-169633

Duke Energy Corporation
$700,000,000 1.625% Senior Notes due 2017
$500,000,000 3.050% Senior Notes due 2022

Pricing Term Sheet

Issuer:	Duke Energy Corporation

Ratings (Moody’s / S&P / Fitch):	Baa2 (Stable) / BBB (Negative) / BBB+ (Stable) A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Trade Date:	August 13, 2012

Settlement:	August 16, 2012 (T+3)

Interest Payment Dates:	Semi-annually on February 15 and August 15, commencing February 15, 2013

Security Description:	1.625% Senior Notes due 2017	3.050% Senior Notes due 2022

Principal Amount:	$700,000,000	$500,000,000

Maturity:	August 15, 2017	August 15, 2022

Coupon:	1.625%	3.050%

Benchmark Treasury:	0.500% due July 31, 2017	1.625% due August 15, 2022

Benchmark Treasury Yield:	0.694%	1.645%

Spread to Benchmark Treasury:	+100 bps	+145 bps

Yield to Maturity:	1.694%	3.095%

Initial Price to Public:	99.671% per Note	99.616% per Note

Make-Whole Call/Optional Redemption Provisions:	+ 15 bps	At any time before three months prior to maturity, redeemable at the Treasury Rate + 25 bps. At any time on or after three months prior to maturity, redeemable at par.

Denominations:	$2,000 or any integral multiple of $1,000 in excess thereof	$2,000 or any integral multiple of $1,000 in excess thereof

CUSIP / ISIN:	26441C AH8 / US26441CAH88	26441C AJ4 / US26441CAJ45

Joint Book-Running Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	Credit Agricole Securities (USA) Inc. KeyBanc Capital Markets Inc. Lloyds Securities Inc. Santander Investment Securities Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. at (800) 854-5674, Citigroup Global Markets Inc. at (877) 858-5407, Credit Suisse Securities (USA) LLC at (800) 221-1037 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800) 294-1322.